Exhibit 10.1

Second Letter Agreement

CONFIDENTIAL

September 19, 2024

Dear Damon Motors Inc. Securityholder,

RE: Amendment of Notes of Damon Motors Inc. (the “Company”)

The Company has completed an offering (the “Offering”) in multiple tranches of 12% convertible notes (each a “Note” and collectively, the “Notes”) and common share purchase warrants of the Issuer to the investors pursuant to several securities purchase agreements in substantially the same form and as compensation to Joseph Gunnar & Co., LLC.

Pursuant to section 13 of the certificates evidencing the Notes (the “Note Certificates”), each Note and the obligations of the Company and the rights of the Investor (as defined therein) under each Note may be amended, waived, discharged or terminated (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the prior written consent of the Company and the “Requisite Holders”, being the Holders holding an aggregate principal amount of Notes representing more than fifty percent (50%) of the aggregate principal amount of all then-outstanding Notes.

You were a participant in the Offering and are a holder of Note Certificate(s). The Company is seeking your agreement to certain amendments to the Notes as set forth in this Agreement. The Company requires the “Requisite Holder” approval to amend the Note Certificates. If those approval thresholds are achieved, your Note Certificate may be amended notwithstanding you have not entered into this Agreement.

The Requisite Holder approval was previously obtained pursuant to letter agreements of the Company dated June 15, 2024 to amend the maturity date of the Notes from June 30, 2024 to September 30, 2024.

If the amendments set forth in this Agreement are acceptable to you, please countersign this Agreement by executing the signature page at the end of this Agreement.

In consideration of the mutual covenants hereafter contained, the undersigned hereto covenants and agrees that said Note Certificates are hereby amended, and the waivers herein are hereby provided, effective as of the day first written above, as follows, subject to receiving the “Requisite Holder” approval.

1.	Note Certificate Amendments:

a.	Section 3(a) of each Note Certificate is hereby deleted and replaced with “October 31, 2024 (the “Maturity Date”), subject to an additional tolling period of 30 days at the election of the Company upon notice by the Company to the Investor; or”

b.	The definition of Permitted Indebtedness in the Note Certificate is hereby amended such that the following additional permitted indebtedness provisions are hereby added:

“(l) Guaranty to be granted by the Company of all obligations of Grafiti Holding Inc. to [___] incurred in connection with a note purchase agreement and related note issuable by Grafiti Holding Inc. to [___] in a principal amount of U.S.$[___], and the granting by the Company of a general security agreement to secure its obligations pursuant to such guaranty;

(m) Guaranty to be granted by the Company of all obligations of Grafiti Holding Inc. to [___] incurred in connection with a note purchase agreement and related note issuable by Grafiti Holding Inc. to [___] in a principal amount of U.S.$[___], and the granting by the Company of a general security agreement to secure its obligations pursuant to such guaranty.”

2.	Execution in Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto and may be delivered via facsimile or other functionally equivalent means of electronic communication. Each such executed counterpart shall be deemed to be an original and all such counterparts together shall constitute one agreement.

3.	Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

4.	Binding on Holders. Pursuant to the amending provisions of the Note Certificates, the amendments set forth in this Agreement shall be binding on each holder of Notes if the “Requisite Holder” approval is achieved.

5.	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the Province of British Columbia. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Yours Truly,

Damon Motors Inc.

By:
Name:	Jay Giraud
Title:	President and Chief Executive Officer

[SIGNATURE PAGE FOLLOWS]

Agreed and accepted this           , 2024.

Securityholder, if an entity:
Entity Name

By:
Name:
Title:

Securityholder, if an individual:

Name:

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